LISTING and CONSULTANT AGREEMENT

THIS LISTING AND CONSULTANT AGREEMENT (the "Agreement") is made as of September 27, 2007, by and among EASTBRIDGE INVESTMENT GROUP CORPORATION, INC., an Arizona corporation ("EBIG"), and AREM WINE PTY, LTD., an Australian entity ("AREM").

SECTION 1

CONSULTING SERVICES.

Section 1.1 Listing and consultant Services. Subject to the terms and conditions hereof, EBIG agrees to provide certain services to AREM to assist with its listing as a public company in the United States and expansion of its business operations in Asian territories.

Section 1.2 Consideration. AREM shall pay to EBIG the payment price of USD $700,000, as consideration for the services subject to the additional terms listed below.

(a)

EBIG agrees to assist AREM with guidance on becoming listed as a public company in the United States by paying for the following expenses associated with the initial listing process:

·

Reasonable legal fees directly related to the SEC and NASD on behalf of AREM.

·

Reasonable auditing and accounting fees for auditing AREM.

·

Initial transfer agent fees, stock certificates.

·

Reasonable transactional fee for a shell if needed based solely on the decision of EastBridge.

·

Reasonable legal and auditing fees for a shell or holding company.

·

Reasonable legal and auditing fees for combining a shell or holding company with AREM.

·

Reasonable miscellaneous fees arising out of dealings with the SEC and NASD on behalf of AREM.

·

One year of public and investors relations from the first trading date.

(b)

Immediately after successful listing, AREM is responsible for its own ordinary legal and auditing fees.

(c)

Any unreasonable and extraordinary legal and auditing needs are not included.

(d)

AREM is responsible for paying the Australian accountants to assist and provide the needed financial data for EastBridge's auditors to do the listing audit work from the USA.

SECTION 2

CLOSING DATE; PAYMENT AND DELIVERY.

Section 2.1 Closing Date. The closing under this Agreement with respect to the consulting services pursuant to Section 1.1 hereof (the "Closing") shall take place as soon as reasonably practicable after the satisfaction or waiver of the conditions to Closing set forth in Section 5, at such other times, dates and places upon which EBIG and AREM shall mutually agree (the date of the Closing is hereinafter referred to as the "Closing Date").

(a)

Payment, in US dollars, and Delivery. AREM shall deliver cash consideration to EBIG in three separate payments. First, AREM shall deliver $ 300,000 to EBIG within two weeks after the Closing. Second, AREM shall deliver an additional $ 200,000 to EBIG once AREM becomes a reporting company to the SEC (Securities and Exchange Commission of the US) per SEC regulations. This step is defined as: AREM's application with the SEC for becoming a public company is officially filed and AREM's corp data, quarterly statements are filed with the SEC's official website, the same as the other public companies. Finally, AREM shall deliver $ 200,000 to EBIG after AREM becomes listed as a public company on a U.S. market.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF AREM.

AREM hereby represents and warrants to EBIG as follows:

Section 3.1 Organization. AREM is a corporation duly incorporated and validly existing under the laws of Australia and is in good standing under such laws. AREM has all requisite corporate power and authority to own, lease and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted.

Section 3.2 Capitalization. The authorized capital stock of AREM consists of 1000 shares of Common Stock, $1 par value per share, of which 950 shares were issued and outstanding as of Sept 25, 2007. All such issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and were issued in compliance with all applicable Australian laws.

Section 3.3 Authorization. AREM has all corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate actions on the part of AREM, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement by AREM has been taken. This Agreement has been duly executed and delivered by AREM and constitutes a legal, valid and binding obligation of AREM, enforceable against AREM in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

Section 3.4 No Conflict. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit, under, any provision of AREM’s articles of Incorporation, as amended, or Bylaws of AREM, as amended, or any mortgage, indenture, lease or other agreement or instrument, license, judgment, order, decree, statute, law, ordinance, rule, listing or stock exchange rule, or regulation applicable to AREM, its properties or assets.

Section 3.5 Consents, Etc.. No consent, approval or authorization of or designation, declaration or filing with AREM’s shareholders or any governmental authority on the part of AREM is required in connection with the execution and delivery of this Agreement.

Section 3.6 Litigation. There is no pending or, to the best of AREM's knowledge, threatened lawsuit, administrative proceeding, arbitration, labor dispute or governmental investigation ("Litigation") to which AREM is a party or by which any portion of its assets taken as a whole may be bound, and which Litigation if adversely determined would have a material adverse effect on AREM.

Section 3.7 Financial Statements. The unaudited balance sheets, statements of operations, cash flows, and stockholders' equity of AREM for the past two fiscal years then ended fairly represent the financial conditions of AREM at such dates. Such balance sheets and statements of operations, cash flows, and stockholders' equity will be prepared in accordance with United States generally accepted accounting principles ("GAAP") (and in compliance with the regulations promulgated by the SEC) prior to AREM becoming eligible to be listed as a public company in the U.S market. The term "Material Adverse Change" shall mean (a) a material adverse change in the business, financial condition, results of operations or prospects of AREM, or (b) the occurrence and continuance of any event or circumstance which could reasonably be expected to have a material adverse effect on AREM's ability to perform its obligations under this Agreement or any material Agreement of AREM.

Section 3.8 Interested Party Transactions. Except as otherwise reflected in the Reports, no executive officer, director or stockholder owning 5% of the outstanding Common Stock of AREM or any "affiliate" or "associate" (as these terms are defined in Rule 405 promulgated under the Securities Act) of any such person or entity or AREM has or has had, either directly or indirectly, (a) an interest in any person or entity which (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by AREM, or (ii) purchases from or sells or furnishes to AREM any goods or services, or (b) a beneficial interest in any contract or agreement to which AREM is a party or by which it may be bound or affected.

Section 3.9 Authority. AREM has all right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by AREM and constitutes a legal, valid and binding obligation of AREM, enforceable against AREM in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

SECTION 4

CONDITIONS TO OBLIGATIONS OF PARTIES.

Section 4.1 Conditions to Obligations of AREM. AREM's obligation to pay cash consideration at the Closing is, at the option of AREM, which may waive any such conditions to the extent permitted by law, subject to the fulfillment on or prior to the Closing Date of the following conditions:

(a)

All covenants, agreements and conditions contained in this Agreement to be performed by EBIG on or prior to such purchase shall have been performed or complied with in all respects and the foregoing shall be certified in writing by an executive officer of EBIG.

(b)

There shall not then be in effect any legal or other order enjoining or restraining the transactions contemplated by this Agreement.

Section 4.2 Conditions to Obligations of EBIG. EBIG may waive any such conditions to the extent permitted by law, subject to the fulfillment on or prior to the Closing Date of the following conditions:

(a)

The representations and warranties made by AREM in Section 3 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date and the foregoing shall be certified in writing by AREM.

(b)

All covenants, agreements and conditions contained in this Agreement to be performed by AREM on or prior to the Closing Date shall have been performed or complied with in all material respects, and the foregoing shall be certified in writing by AREM.

(c)

There shall not then be in effect any legal or other order enjoining or restraining the transactions contemplated by this Agreement.

SECTION 5

MISCELLANEOUS.

Section 5.1 Termination. EBIG may terminate its obligation to perform or observe any of its covenants and agreements hereunder to any AREM if AREM violates in any material respect any of the covenants or agreements of AREM under this Agreement, and AREM may terminate its obligations to perform or observe any of its covenants and agreements hereunder if EBIG violates or fails to perform in any respect any of the covenants or agreements of EBIG under this Agreement.

Section 5.2 Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF ARIZONA AS APPLIED TO CONTRACTS ENTERED INTO SOLELY BETWEEN RESIDENTS OF, AND TO BE PERFORMED ENTIRELY WITHIN, SUCH STATE.

Section 5.3 Survival. The representations and warranties in Section 3 of this Agreement shall survive any investigation made by AREM or EBIG for a period of two years after the Closing Date and all covenants and agreements contained herein shall survive the execution and delivery of this Agreement in accordance with their terms.

Section 5.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided in this Agreement, this Agreement may not be assigned by a party without the prior written consent of the other party except by operation of law, in which case the assignee shall be subject to all of the provisions of this Agreement.

Section 5.5 Notice. Any notice or other communication given under this Agreement shall be sufficient if in writing and will be effective as of (a) the date of receipt if delivered by hand, by messenger or by courier, or transmitted by facsimile, to a party at its address set forth below (or at such other address as shall be designated for such purpose by such party in a written notice to the other party hereto) or (b) three days after the date when the same shall have been posted by registered mail, return receipt requested, in any post office in the United States of America, postage prepaid and addressed to the party at such address:

If to EBIG:

EastBridge Investment Group Corporation, Inc.

2101 East Broadway Road, Unit 30

Tempe, Arizona 85282

Fax +1 480 966 0808

Attn: Norm Klein

If to AREM:

AREM Wines Pty, Ltd.

Australia

Level 4, 180 Albert Road, South Melbourne Victoria 3205 Australia

Phone: + 61-3-9699 3266

Facsimile: + 613 9682 79593000

Attn: Thomas Tang

APC Marketing PTY, LTD.

Level 4, 180 Albert Road, South Melbourne Victoria 3205 Australia

Phone: + 61-3-9699 3266

Facsimile: + 613 9682 79593000

Attn: Thomas Tang

with a copy to:

Dieterich & Mazarei, LP

11300 W. Olympic Blvd, Suite 800

Los Angeles, Ca 90064

Attn: Christopher H. Dieterich

(Facsimile) (310) 312-6680

Section 5.6 Further Assurances. The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request from time to time in order carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by fewer than all of the parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. Fax copies are accepted as evidence of signatures.

Section 5.8 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic impact of this Agreement on any party.

Section 5.9 Headings. Headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be relied upon in construing this Agreement. Use of any gender herein to refer to any person shall be deemed to comprehend masculine, feminine and neuter unless the context clearly requires otherwise.

Section 5.10 Public Statements. Neither party will issue any press release or make any public statement regarding the transactions contemplated hereby without providing the other party with prior notification of the contents of such press release or public statement or consulting with the other party prior to the issuance of such press release or public statement, except as may be required by applicable law.

Section 5.11 Expenses. Each party hereto shall pay its own costs and expenses incurred in connection herewith, including the fees of its counsel, auditors and other representatives, whether or not the transactions contemplated herein are consummated.

Section 5.12 No Third Party Rights. Nothing in this Agreement shall create or be deemed to create any rights in any person or entity not a party to this Agreement except for such rights as may exist by virtue of any contract or other agreement existing on the date hereof.

Section 5.13 Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede all prior agreements and understandings among the parties relating to the subject matter hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by each of the parties hereto.

[Signature Page Follows]

This Listing and Consulting Agreement supersedes all the previous Listing agreements, if any, verbal or written, between EBIG and AREM, and is now agreed to and accepted as of September 27, 2007.

EASTBRIDGE INVESTMENT GROUP CORPORATION, INC.

By: /s/ Keith Wong

Name: Keith Wong

Title: Chief Executive Officer and Director

On behalf of AREM WINE PTY, LTD.

By: /s/ Thomas Tang

Name: Thomas Tang

Title: President and Director

APC Marketing PTY, LTD.

By: /s/ Thomas Tang

Name: Dr. Thomas Tang

Title: President and Director